EXHIBIT 99.1

Predictive Oncology Reports Third Quarter 2020 Financial Results, Provides Business Update

NEW YORK, Nov. 16, 2020 (GLOBE NEWSWIRE) -- Predictive Oncology (NASDAQ: POAI), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, today reported financial results for the quarter ended September 30, 2020 and provided a business update.

Business Highlights

  Helomics Magee study completing early in Q4; Helomics presents viable model to Pharma
  Soluble Biotech moves into new office/lab space tripling capacity; new lab equipment installed
  Signed first contract with a pharmaceutical company for protein expression and solubility studies
  Licensed an additional 71 unique ovarian cancer cell lines from Ximbio, the world’s largest non-profit dedicated to life science reagents of all kinds, bringing its total number of unique patient derived cells to 96
  Completed the asset purchase of Quantitative Medicine (“QM”), a biomedical analytics and computational biology company, in an all-stock transaction valued at approximately $1.8 million
  Sold 15 STREAMWAY® systems, including eight to a large university hospital organization in Virginia

“During the third quarter, we continued our work of laying a foundation for our precision medicine business,” commented Dr. Carl Schwartz, Predictive Oncology CEO. “We are making steady progress in our Helomics division with the launch of a restructured clinical test offering to clinicians for ovarian cancer. Our project with UPMC-Magee Womens Hospital, analyzing the genomic and drug response profiles of women with ovarian cancer to build predictive models’ terms of therapy response, is close to completion. We are also in discussions with several pharmaceutical companies about partnerships that will monetize our efforts.

“At our Soluble Biotech division, which provides optimized FDA-approved formulations for vaccines, antibodies and other protein therapeutics faster and at a lower cost basis to its customers, we signed our first contract with a pharmaceutical company for protein expression and solubility studies,” continued Dr. Schwartz. “Importantly, this win validates our investment in state-of-the-art lab equipment and expanded facilities. We are working judiciously to secure additional contracts with other biotechnology and pharmaceutical companies.”

Dr. Schwartz continued, “In our TumorGenesis division, we introduced our Ovarian Cell Line Media at the BIO-Europe Digital Conference where numerous researchers learned from us how they can isolate and successfully culture ovarian cancer cells that previously could not be cultured. Cornell University (Weill) Medical School and TumorGenesis are collaborating to help identify the best culture media for the studying of mutations that increase the risk of ovarian, breast and other types of cancers.

“The Skyline Medical division continues to be self-sustaining, from an operating cash perspective, as sales of new waste fluid management systems and recurring sales of disposables to support those systems more than cover the operating expenses and capital needs of this segment of our business,” noted Dr. Schwartz. “Importantly, sustaining and even modestly growing this division provides us with cash we need as we accelerate the precision medicine components of our business. During the third quarter, we sold 15 STREAMWAY® Systems, including eight to a large university hospital organization in the state of Virginia.

“Our operating cash improved over the first nine months of 2020 as a result of an improvement in operating expenses, if the non-cash expense for goodwill impairment is excluded, continued new sales of our STREAMWAY Systems, which provide an annuity-like revenue stream from ongoing sales of disposables, and proceeds from equity offerings, indicating investor confidence in our emerging precision medicine business,” concluded Dr. Schwartz. “Concurrently, we are taking the necessary steps to manage our balance sheet, including reducing our accounts payable and reducing our derivative liability by amending a settlement provision for certain outstanding warrants.

“Management continues to focus the majority of its resources on the Company’s primary mission of applying artificial intelligence to precision medicine and to drug discovery. Our approach and the mediums used to replace rats and mice in preliminary cancer studies are working in three of our operating subsidiaries, Helomics, TumorGenesis and Soluble Biotech.”

Third Quarter 2020 Financial Results

Revenues of $0.5 million were level with the third quarter of last year, primarily driven through the sale of Predictive Oncology’s proprietary STREAMWAY product line, of which 15 and 19 units were sold in the three months ended September 30, 2020 and 2019, respectively.

Gross margin was 64% in the third quarter of 2020 compared with 60% in the 2019 period. The increase in gross margin was driven by lower manufacturing costs. General & administrative expenses declined 15% to $2.2 million in the third quarter of 2020, primarily as a result of a decrease in penalties related to short-term notes issued in 2019, lower audit fees and share-based compensation expenses. This was partially offset by increases in salary and related expenses, investor relations costs and depreciation. Operations expenses slightly decreased in the third quarter of 2020 primarily due to lower costs related to staff, including share-based compensation.

Operating loss was $5.6 million in the third quarter of 2020 compared with $3.4 million in the 2019 period. General and administrative, operations and sales and marketing expenses were lower across all categories; a non-cash goodwill impairment charge of $3.0 million drove the 2020 operating loss above the 2019 third quarter period.

Net loss attributable to common shareholders was $6.9 million, or $(0.46) per diluted share in the third quarter of 2020, compared with a loss of $4.1 million, or $(1.31) per diluted share for the 2019 period. The loss in the third quarter of 2020 includes other expense of $2.1 million. This includes higher net interest expense, payment penalties, amortization of original issue discounts and a loss on debt extinguishment related to the Company’s notes payable. Additionally, a $0.6 million non-cash deemed dividend (to account for a warrant exercise price adjustment for warrants issued in June 2020) was recognized. These were partially offset by a non-cash gain of $1.4 million related to the revaluation of equity method investments.

About Predictive Oncology Inc.

Predictive Oncology (NASDAQ: POAI) operates through three segments (Skyline, Helomics and Soluble Biotech), which contain four subsidiaries: Helomics, TumorGenesis, Skyline Medical and Soluble Biotech.

Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. TumorGenesis Inc. specializes in media that help cancer cells grow and retain their DNA/RNA and proteomic signatures, providing researchers with a tool to expand and study cancer cell types found in tumors of the blood and organ systems of all mammals, including humans. Skyline Medical markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. Soluble Biotech is a provider of soluble and stable formulations for proteins including vaccines, antibodies, large and small proteins and protein complexes.

Forward-Looking Statements

Certain matters discussed in this release contain forward-looking statements. These forward-looking statements reflect our current expectations and projections about future events and are subject to substantial risks, uncertainties and assumptions about our operations and the investments we make. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue and financial performance, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “would,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors including, among other things, factors discussed under the heading “Risk Factors” in our filings with the SEC. Except as expressly required by law, the Company disclaims any intent or obligation to update these forward-looking statements.

Investor Relations Contact:

Hayden IR
James Carbonara
(646)-755-7412
james@haydenir.com

-- Tables Follow –

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2020	December 31, 2019
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash	$2,474,312	$150,831
Accounts Receivable	508,265	297,055
Inventories	205,908	190,156
Prepaid Expense and Other Assets	269,282	160,222
Total Current Assets	3,457,767	798,264

Fixed Assets, net	3,755,464	1,507,799
Intangibles, net	3,464,327	3,649,412
Lease Right-of-Use Assets	1,790,130	729,745
Goodwill	12,693,290	15,690,290
Total Assets	$25,160,978	$22,375,510

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$1,628,944	$3,155,641
Notes Payable – Net of Discounts of $495,100 and $350,426	5,751,876	4,795,800
Accrued Expenses	2,530,385	2,371,633
Derivative Liability	1,052,494	50,989
Deferred Revenue	66,123	40,384
Lease Liability	577,505	459,481
Total Current Liabilities	11,607,327	10,873,928

Lease Liability – Net of current portion	1,221,806	270,264
Other long-term liabilities	95,079	-
Total Liabilities	12,924,212	11,144,192

Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 and 79,246 shares outstanding	792	792
Series D Convertible Preferred Stock, $.01 par value, 3,500,000 shares authorized, 0 and 3,500,000 outstanding	-	35,000
Series E Convertible Preferred Stock, $.01 par value, 350 shares authorized, 0 and 258 outstanding	-	3
Common Stock, $.01 par value, 100,000,000 shares authorized, 16,593,283 and 4,056,652 outstanding	165,932	40,567
Additional paid-in capital	108,983,174	93,653,667
Accumulated Deficit	(96,913,132)	(82,498,711)

Total Stockholders' Equity	12,236,766	11,231,318

Total Liabilities and Stockholders' Equity	$25,160,978	$22,375,510

PREDICTIVE ONCOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF NET LOSS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	$480,757	$522,696	$958,484	$1,064,088
Cost of goods sold	175,206	208,096	353,124	400,202
Gross margin	305,551	314,600	605,360	663,886

General and administrative expense	2,226,634	2,616,991	8,266,927	7,425,305
Operations expense	568,766	707,414	1,638,635	2,445,238
Sales and marketing expense	121,514	434,955	518,938	1,674,200
Loss on goodwill impairment	2,997,000	-	2,997,000	-
Total operating loss	(5,608,363)	(3,444,760)	(12,816,140)	(10,880,857)

Gain on revaluation of cash advances to Helomics	-	-	-	1,222,244
Other income	44,926	15,084	97,894	65,293
Other expense	(2,147,057)	(894,811)	(3,993,969)	(2,052,522)

Gain (loss) on derivative instruments	1,402,768	315,975	1,007,794	84,627
Gain on notes receivables associated with asset purchase	-	-	1,290,000	-
Loss on equity method investment	-	-	-	439,637
Gain on revaluation of equity method in investment	-	-	-	6,164,260
Net (loss)	$(6,307,726)	$(4,008,512)	$(14,414,421)	$(5,836,592)
Deemed dividend	554,287	125,801	554,287	146,199
Net income (loss) attributable to common shareholders per common shares-basic and diluted	$(6,862,013)	$(4,134,313)	$(14,968,708)	$(5,982,791)
Gain (loss) per common share basic and diluted	$(0.46)	$(1.31)	$(1.51)	$(2.32)
Weighted average shared used in computation – basic and diluted	15,026,789	3,146,609	9,935,738	2,581,014